Exhibit 10.5

May 17, 2018

Mr. Martin J. Barrington
Chairman, Chief Executive Officer and President
Altria Group, Inc.
6601 West Broad Street
Richmond, Va. 23230

Agreement and General Release

Dear Marty,

This letter sets forth the agreement (“Agreement”) between you and Altria Group, Inc. (the “Company”) regarding your anticipated retirement from the Company.

1.	Last Day of Employment. You will retire as Chairman, President and CEO of the Company and your employment with the Company will end on May 17, 2018 (your “Departure Date”).

2.
Benefits and Stock Compensation. Following your Departure Date, you will be entitled to payments, contributions and benefits under the normal terms and conditions of the Company’s benefit plans and compensation arrangements including, without limitation, earned but unpaid salary and payment for your accrued but unused 2018 vacation time. You acknowledge and agree that you will not be eligible to make any further contributions to, nor will you receive any additional contributions, credits, or accruals under, the Company’s retirement plans with respect to periods following your Departure Date.

In light of your efficient transition of responsibilities to the new CEO of the Company, the Compensation Committee of the Company’s Board of Directors (the “Compensation Committee”) has taken the requisite action to fully vest your outstanding restricted stock unit and performance stock unit awards from 2016 and 2017 upon your Departure Date, although the settlement of the awards will be subject to the six-month delay required by Section 409A of the Internal Revenue Code. Shares of stock will be issued to you in settlement of your restricted stock unit and performance stock unit awards after the required six month delay, but no later than November 30, 2018.

3.	Additional Payments. In exchange for your promises in this Agreement, the Compensation Committee has approved the Company paying you the following:

a.
A prorated incentive compensation award under the Management Incentive Compensation Plan (“IC Plan”) in the amount of $833,300.00, reflecting the period in 2018 you were Chairman, CEO and President of the Company. This calculation is based on individual and Company performance ratings at target. This amount will be payable within 60 days of your Departure Date and is subject to applicable withholding.

b.
A prorated Long-Term Incentive Plan (“LTIP”) award, based on 2017 service and partial 2018 service as Chairman, CEO and President of the Company. The award will be determined based on actual business performance during the 2017 - 2019 performance period and subject to satisfaction of the performance goals established pursuant to Section 162(m) of the Internal Revenue Code. The prorated LTIP award, if any, will be paid in 2020 but no later than March 15, 2020.

4.
Effect of Death. In the event of your death after your Departure Date, but before the date of the stock award delivery in Section 2 and the payments in Section 3, your estate shall receive the stock award contemplated in Section 2 and any remaining payments contemplated under Section 3 of the Agreement, less applicable withholdings.

5.	Waiver and General Release.

a.
In exchange for the payments and consideration set forth in Section 3 above, you waive all claims you may now have against the Company and the Released Parties (defined below). You also forever release and discharge the Company and such Released Parties from liability for any claims or damages you may have against them. The foregoing waiver and release includes all claims of any kind, whether they are known to you or unknown, except for (i) claims that cannot be waived or released under the law, (ii) any claim that relates to your right to enforce this Agreement, (iii) any claim that may arise after you sign this Agreement, or (iv) any claims you may have as a terminated employee under the Company’s benefit plans. Examples of claims waived and released by you include, but are not limited to, claims under the Age Discrimination in Employment Act (ADEA), the Employee Retirement Income Security Act (ERISA), and all other federal, state and local laws related to employment.

b.
The Released Parties are the Company, all affiliated companies, parents, divisions or subsidiaries, and, with respect to each of them, all of the Company’s or such related entities’ predecessors and successors, and, with respect to the Company and each entity described above, all of their past and present employees, officers, directors, stockholders, owners, representatives, assigns, attorneys, agents, insurers, employee benefit programs (and the trustees, administrators, fiduciaries, and insurers of such programs), and any other persons acting by, through, under, or in concert with any of the persons or entities listed in this paragraph.

6.
Whistleblower Claims and Other Government Investigations. Nothing in this Agreement or in any agreement referenced herein does, or is intended to, restrict your ability (with or without prior notice to or authorization by the Company) to raise in good faith or participate in an investigation regarding any potential violation of law or regulation with the Securities and Exchange Commission (SEC), the Equal Employment Opportunity Commission (EEOC), the Occupational Safety and Health Administration (OSHA), the U.S. Food and Drug Administration (FDA), or any other state or federal governmental or regulatory agency. This Agreement also does not prevent you from making other disclosures protected by law under the whistleblower provisions of any state or federal statutes or regulations. Any such disclosures should be made only to parties authorized to investigate the potential violation and limited to information that is reasonably related in the opinion of your counsel to the alleged violation and/or specifically requested by the investigating agency.
You agree that any disclosure of confidential information concerning the Company’s operations, business methods or employees made to any governmental or regulatory agency will be limited to Confidential Information that is reasonably related in the opinion of your counsel to the alleged violation and/or specifically requested by the investigating agency. You also agree that the disclosure(s) will be made only to such parties authorized to investigate the potential violation.

7.
Confidentiality and Non-Competition. You acknowledge you have executed a previous agreement or agreements (“Prior Agreement”) with the Company, its affiliates, or a predecessor to such companies, relating to confidentiality of information or non-competition obligations. This includes the Executive Confidentiality and Non-Competition Agreement you signed and dated on February 2, 2011 (attached). You acknowledge and agree that, to the extent applicable and not contrary to the terms of this Agreement, the terms of such Prior Agreement shall remain in full force and effect.

8.	Non-Disparagement and Cooperation.

a.
Except for disclosures described in Section 6, you agree not to make any disparaging, derogatory, or defamatory statements to anyone, whether spoken or written, about the Company or its affiliates, their respective products or services, or any of their respective current or former officers, directors, or employees. You also agree not to voluntarily aid or assist any legal action or proceeding filed by third parties against the Company or any of its affiliates or their directors, officers or employees, unless your participation is protected under the law or authorized by Section 6. Nothing in this Agreement prevents you or the Company from responding truthfully to a lawfully-issued subpoena, court order or other lawful request by any regulatory agency or governmental authority.

b.
To the extent consistent with applicable law, you agree to cooperate reasonably and truthfully with the Company and its affiliates in the prosecution, defense, pursuit, understanding, or resolution of any matter in which you were involved. You will be reimbursed for all reasonable expenses incurred for these efforts. If the Company requires you to provide more than de minimis time and effort in this regard, the full terms of compensating you for that time and effort will be mutually agreed upon between the Company and you at such time. For purposes of understanding, “de minimis” shall mean more than 10 hours in a one year period.

9.
Notice of Request for Disclosure: Unless it would impede your ability to communicate directly with any governmental or regulatory agency, including the SEC, regarding the issues set forth in Section 6, in the event you are lawfully issued a subpoena or court order or other lawful request by a regulator or governmental authority related to your employment with the Company or its affiliates, you will give the Company at least 10 days’ notice prior to the time noticed for such disclosure, unless such notice is impossible, in which case, you will give the Company immediate notice within 24 hours or as soon as practicable after you receive any such subpoena, court order or request.

10.
Indemnification. The Company and you acknowledge and agree that the Company’s restated Articles of Incorporation contain, and you are covered after your termination by, provisions which provide for the exculpation, indemnification and the advancement and reimbursement of legal and other expenses for former officers and directors among other eligible persons.

11.	Representations and Acknowledgments.

a.
You certify that you have properly preserved and retained all records of the Company within your possession or control that are needed for business or legal purposes in accordance with the Company’s policies and other applicable guidance addressing records management.

b.
You acknowledge that before deciding to sign this Agreement, you were given a period of at least 21 calendar days to consider this Agreement. If you choose to execute this Agreement prior to the expiration of the 21 day period, you acknowledge that your execution prior to the expiration of the 21 day period is your free and voluntary act. You further acknowledge that the Company encouraged you to discuss this Agreement with your attorney before signing it and that you had the opportunity to do so to the extent you deemed it appropriate. You further acknowledge that you (a) carefully read this Agreement; (b) fully understand it; and (c) enter into it voluntarily and without relying on any promises, statements or representations by the Company or its employees. You may revoke this Agreement within 7 days after signing it by submitting a written revocation to Charlie Whitaker, in which case this Agreement will be canceled and of no force or effect, and you will not be entitled to receive the payments and consideration set forth in Section 3 of the Agreement.

12.	Miscellaneous

a.
Except for your Prior Agreement and as otherwise noted in this Agreement, this Agreement constitutes the entire agreement between you and the Company. This Agreement may not be modified or canceled in any manner except by a writing signed by both you and an authorized Company official. You acknowledge that the Company has made no representations or promises to you other than those in this Agreement. If any provision in this Agreement is found to be invalid or unenforceable, all other provisions will remain fully enforceable.

b.	This Agreement binds your heirs, administrators, representatives, executors, successors, and assigns, and anyone else claiming through you or on your behalf,

and will inure to the benefit of all Released Parties and their respective heirs, administrators, representatives, executors, successors, and assigns.

c.	This Agreement shall be construed as a whole according to its fair meaning. It shall not be construed strictly for or against you or any of the Released Parties.

d.
This Agreement shall be governed by and construed and enforced in accordance with the laws of the Commonwealth of Virginia applicable to contracts made and to be performed therein, without giving effect to conflict of laws principles.

Sincerely,

/s/ CHARLES N. WHITAKER
Charles N. Whitaker
Senior Vice President, Human Resources, Compliance and IS
Altria Group, Inc.

AGREED AND ACCEPTED

By: /s/ MARTIN J. BARRINGTON        16 MAY 2018
Martin J. Barrington                 Date